Exhibit 23.1
Consent of Independent Certified Public Accountants

We have issued our report dated April 1, 2021, with respect to the consolidated financial statements of Blattner Holding Company for the year ended December 31, 2020 included in the Current Report of Quanta Services, Inc. on Form 8-K filed on December 22, 2021. We consent to the incorporation by reference of said report in the Registration Statements of Quanta Services, Inc. on Forms S-3 (File No. 333-248776 and File No. 333-228402) and Forms S-8 (File No. 333-231769, File No. 333-226780, File No. 333-193616 and File No. 333-174374).

/s/ Grant Thornton LLP

Minneapolis, Minnesota
December 22, 2021